EXHIBIT 99.2
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                  [National Auto Finance Company, Inc. Logo]



Contact:    Keith B. Stein
            Vice Chairman
            (800) 533-8573


                       NATIONAL AUTO FINANCE COMPANY, INC.
                        SELECTS JACKSONVILLE AS SITE FOR
                     LOAN SERVICING DIVISIONAL HEADQUARTERS
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     COMPANY TO INVEST $4.4 MILLION INTO LOCAL ECONOMY OVER NEXT FIVE YEARS


BOCA RATON, Fla. (June 16, 1997) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI), a leader in the field of non-prime auto financing, today announced that it has selected Jacksonville, Florida, as the site for its loan servicing divisional headquarters. This facility will house the Company's new in-house customer service, collections and operational accounting activities, many of which were previously outsourced.

      The Company was granted certain incentives, which will be paid out over a five-year period, under Florida's Qualified Target Industry (QTI) Job Tax Refund Program. NAFI will employ a staff of 65 in this division by September, and anticipates a total of 85 to 90 employees this year, with up to 350 employees in this division by the year 2002. The Company will invest approximately $4.4 million in capital in this division over the next five years, exclusive of general operating expenses. NAFI has leased 37,000 square feet of facility space in Jacksonville, which was selected for a variety of reasons including a workforce accustomed to flex-time schedules, economical labor costs, strong cooperation from the city and minimal weather interference.

      "With a number of call centers in Jacksonville, the work force understands unique call center needs such as flexible scheduling," said William G. Magro, president of the Loan Servicing Division for NAFI. "There is a significant military presence in the city, which will provide us with highly trained personnel and a large spousal population from which to draw."


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NAFI Selects Jacksonville for Loan Servicing Headquarters
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June 16, 1997
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      Also paramount in NAFI's decision was the cooperation of the city of
Jacksonville's Economic Development Staff and the Jacksonville Chamber of Commerce. "The Chamber and the city's Economic Development Office were essential in guiding us through the eight-month application and review process," said Magro. "The QTI process is a complex one. The Chamber ensured that we had the complete data we needed to make an informed decision, and its enthusiastic support of our project secured, in our minds, the choice of Jacksonville as the best location."

      Leerie Jenkins, chairman of the Chamber's Economic Development Department, stated that NAFI's contributions to the local economy will be substantial. "If you look at what NAFI is bringing here, it's a complete package," said Jenkins. "They are credit rehabilitators, which is inherently good for the local economy. They will put over $4 million into the economy with above-average wages, and provide the type of jobs that are perfect for large segments of our work force used to call center employment. NAFI is a welcomed addition to Jacksonville's economic landscape."

      National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of car loans originated by automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers.

      For further information, please contact Bill Magro, president of the Loan Servicing Division at NAFI (800) 999-7535.


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